                                                                    Exhibit 10.8


                                                                  EXECUTION COPY









                     AMENDED AND RESTATED SERVICES AGREEMENT

                            DATED AS OF MAY 19, 1998

                                     BETWEEN

                             ABERCROMBIE & FITCH CO.

                                       AND

                                THE LIMITED, INC.

                                TABLE OF CONTENTS

                             ----------------------

                                                                                             PAGE

                                            ARTICLE 1
                                           DEFINITIONS

SECTION 1.01.  Definitions......................................................................2
SECTION 1.02.  Internal References..............................................................4

                                            ARTICLE 2
                                  PURCHASE AND SALE OF SERVICES

SECTION 2.01.  Purchase and Sale of Services....................................................4
SECTION 2.02.  Additional Services..............................................................4

                                            ARTICLE 3
                                  SERVICE COSTS; OTHER CHARGES

SECTION 3.01.  Service Costs Generally..........................................................5
SECTION 3.02.  Customary Billing................................................................5
SECTION 3.03.  Pass-Through Billing.............................................................5
SECTION 3.04.  Certain Benefits Matters.........................................................6
SECTION 3.05.  Invoicing and Settlement of Costs................................................6

                                            ARTICLE 4
                                          THE SERVICES

SECTION 4.01.  General Standard of Service......................................................7
SECTION 4.02.  Delegation.......................................................................7
SECTION 4.03.  Limitation of Liability..........................................................8
SECTION 4.04.  Indemnification of The Limited by Abercrombie & Fitch............................9
SECTION 4.05.  Indemnification of Abercrombie & Fitch by The Limited............................9
SECTION 4.06.  Further Indemnification.........................................................10
SECTION 4.07.  Notice of Certain Matters.......................................................10

                                            ARTICLE 5
                                      TERM AND TERMINATION

SECTION 5.01.  Term............................................................................11
SECTION 5.02.  Termination.....................................................................11
SECTION 5.03.  Effect of Termination...........................................................11

                                                                                             PAGE

                                            ARTICLE 6
                                      ADDITIONAL AGREEMENTS
SECTION 6.01.  Confidential Information........................................................12
SECTION 6.02.  Associate Matters...............................................................13
SECTION 6.03.  Financial Support Arrangements..................................................13
SECTION 6.04.  Insurance Matters...............................................................14

                                            ARTICLE 7
                                          MISCELLANEOUS

SECTION 7.01.  Prior Agreements................................................................15
SECTION 7.02.  Future Litigation and Other Proceedings.........................................15
SECTION 7.03.  No Agency.......................................................................16
SECTION 7.04.  Subcontractors..................................................................16
SECTION 7.05.  Force Majeure...................................................................16
SECTION 7.06.  Entire Agreement................................................................17
SECTION 7.07.  Information.....................................................................17
SECTION 7.08.  Notices.........................................................................17
SECTION 7.09.  Governing Law...................................................................18
SECTION 7.10.  Dispute Resolution..............................................................18
SECTION 7.11.  WAIVER OF JURY TRIAL............................................................18
SECTION 7.12.  Severability....................................................................19
SECTION 7.13.  Amendment.......................................................................19
SECTION 7.14.  Counterparts....................................................................19
SECTION 7.15.  Services to The Limited.........................................................19
SECTION 7.16.  Termination of Old Services Agreement...........................................19

                     AMENDED AND RESTATED SERVICES AGREEMENT


         This Amended and Restated Services Agreement (this "AGREEMENT") is entered into as of May 19, 1998 by and between Abercrombie & Fitch Co., a Delaware corporation ("ABERCROMBIE & FITCH"), and The Limited, Inc. a Delaware corporation ("THE LIMITED").

                                    RECITALS

         WHEREAS, The Limited owned approximately 84% of the outstanding common stock of Abercrombie & Fitch prior to the consummation of the Exchange Offer (as defined below);

         WHEREAS, The Limited will no longer own any of the outstanding common stock of Abercrombie & Fitch after the consummation of the Exchange Offer and Spin-Off (as defined below), if any;

         WHEREAS, The Limited has heretofore directly or indirectly provided certain administrative, financial, management and other services to the Abercrombie & Fitch Entities (as defined below) and Abercrombie & Fitch has heretofore retained The Limited as an independent contractor to provide, directly or indirectly, certain of those services to the Abercrombie & Fitch Entities pursuant to the Services Agreement between Abercrombie & Fitch and The Limited dated as of September 27, 1996 (the "OLD SERVICES AGREEMENT"); and

         WHEREAS, Abercrombie & Fitch and The Limited desire to amend and restate the Old Services Agreement as set forth herein.

                                   AGREEMENTS

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, The Limited and Abercrombie & Fitch, for themselves, their successors and assigns, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

         "ABERCROMBIE & FITCH ENTITIES" means Abercrombie & Fitch and its Subsidiaries, and "Abercrombie & Fitch Entity" shall mean any of the Abercrombie & Fitch Entities.

         "AGREEMENT" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by law to close.

         "CHANGE OF CONTROL" means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group or Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the Total Voting Power of Abercrombie & Fitch, (ii) any merger, consolidation or other business combination of Abercrombie & Fitch or a Subsidiary of Abercrombie & Fitch with any Person after giving effect to which (x) the shareholders of Abercrombie & Fitch immediately prior to such transaction do not own at least 50% of the Total Voting Power of the ultimate parent entity of the parties to such transaction or
(y) individuals who were directors of Abercrombie & Fitch immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity and (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of Abercrombie & Fitch.

         "CLASS A COMMON STOCK" means the Class A common stock, par value $.01 per share, of Abercrombie & Fitch.

         "EFFECTIVE DATE" means the Expiration Date of the Exchange Offer.

         "EXCHANGE OFFER" means the offer by The Limited to exchange all of its shares of Class A Common Stock for shares of common stock, par value $.50 per share, of The Limited, which offer commenced on April 15, 1998 and was consummated as of the date hereof.

         "LIMITED ENTITIES" means The Limited and its Subsidiaries, and "Limited Entity" shall mean any of The Limited Entities.

         "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.

         "SCHEDULES" means Schedules I, II, III, IV, V and VI hereto.

         "SERVICES" means the various services described in the Schedules.

         "SUBSIDIARY" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

         "TOTAL VOTING POWER" with respect to any Person means the total combined voting power of all securities of such Person entitled to vote generally in the election of directors of such Person.

          (b) Each of the following terms is defined in the Section set forth opposite such term:


TERM                                                               SECTION
-------                                                           ----------
Abercrombie & Fitch                                                Preamble
Abercrombie & Fitch Indemnified Person                               4.05
Actions                                                              4.04
Applicable Insurance                                                 6.04
Benefit Billing                                                      3.01
Benefits Services                                                    3.04
Confidential Information                                             6.01
Customary Billing                                                    3.01
Employee Welfare Plans                                               4.02
Financial Support Arrangements                                       6.03(a)
force majeure                                                        7.05
Limited Indemnified Person                                           4.03
Pass-Through Billing                                                 3.01
Payment Date                                                         3.05

TERM                                                               SECTION
-------                                                           ----------
Prior Agreements                                                     7.01
Service Costs                                                        3.01
The Limited                                                        Preamble
The Limited Plans                                                    3.04


         SECTION 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.



                                    ARTICLE 2
                          PURCHASE AND SALE OF SERVICES

         SECTION 2.01. Purchase and Sale of Services. (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs described below, The Limited agrees to provide to Abercrombie & Fitch, or procure the provision to Abercrombie & Fitch of, and Abercrombie & Fitch agrees to purchase from The Limited, the Services. Unless otherwise specifically agreed by The Limited and Abercrombie & Fitch, the Services to be provided or procured by The Limited hereunder shall be substantially similar in scope, quality, and nature to those customarily provided to, or procured on behalf of, the Abercrombie & Fitch Entities prior to the Effective Date.

          (b) It is understood that (i) Services to be provided to Abercrombie & Fitch under this Agreement will, at Abercrombie & Fitch's request, be provided to Subsidiaries of Abercrombie & Fitch and (ii) The Limited may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any Subsidiary of Abercrombie & Fitch, Abercrombie & Fitch agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Services pursuant to this Agreement; provided that, without in any way limiting the obligations of Abercrombie & Fitch to pay for such Services, Abercrombie & Fitch may allow Abercrombie & Fitch Service Corporation, a Delaware corporation, to make such payments on its behalf.

         SECTION 2.02. Additional Services. In addition to the Services to be provided or procured by The Limited in accordance with Section 2.01, if requested by Abercrombie & Fitch, and to the extent that The Limited and

Abercrombie & Fitch may mutually agree, The Limited shall provide additional services (including services not provided by The Limited to the Abercrombie & Fitch Entities prior to the Effective Date) to Abercrombie & Fitch. The scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed by The Limited and Abercrombie & Fitch.


                                    ARTICLE 3
                          SERVICE COSTS; OTHER CHARGES

         SECTION 3.01. Service Costs Generally. The Schedules hereto indicate, with respect to the Services listed therein, whether the costs to be charged to Abercrombie & Fitch for such Service are to be determined by (i) the customary billing method described in Section 3.02 ("CUSTOMARY BILLING"), (ii) the pass-through billing method described in Section 3.03 ("PASS-THROUGH BILLING") or (iii) based upon a calculation of certain costs relating to employee benefit plans and benefit arrangements described in Section 3.04 ("BENEFIT BILLING"). The Customary Billing, Pass-Through Billing and Benefit Billing methods applicable to Services provided to Abercrombie & Fitch are collectively referred to herein as the "SERVICE COSTS". Abercrombie & Fitch agrees to pay to The Limited in the manner set forth in Section 3.05 the Service Costs applicable to each of the Services provided or procured by The Limited.

         SECTION 3.02. Customary Billing. The costs of Services as to which the Customary Billing method applies shall be equal to (i) the costs charged to Abercrombie & Fitch by The Limited for such Services immediately prior to the Effective Date (it being understood that from and after the Effective Date such costs may be increased by The Limited in a manner consistent with the manner in which such costs were increased from time to time prior to the Effective Date) plus (ii) 5 percent. Notwithstanding the foregoing, any out-of-pocket, third-party expenses incurred by The Limited in connection with the provision of any Services as to which the Customary Billing method applies shall be passed through to Abercrombie & Fitch without the 5 percent mark-up.

         SECTION 3.03. Pass-Through Billing. The costs of Services as to which the Pass-Through Billing method applies shall be equal to the aggregate amount of third-party, out-of-pocket costs and expenses incurred by any Limited Entity on behalf of any Abercrombie & Fitch Entity (which costs shall include but not be limited to the costs incurred in connection with obtaining the consent of any party to a contract or agreement to which any Limited Entity is a party where such consent is related to and reasonably required for the provision of any Service). If a Limited Entity incurs any such costs or expenses on behalf of any Abercrombie & Fitch Entity as well as businesses operated by The Limited, The Limited will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as The Limited shall determine in the exercise of The Limited's reasonable judgment. The Limited shall apply usual and accepted accounting conventions in making such allocations, and The Limited or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. The Limited shall make copies of such books and records available to Abercrombie & Fitch upon request and with reasonable notice.

         SECTION 3.04. Certain Benefits Matters. (a) Prior to the Effective Date, certain associates of Abercrombie & Fitch participated in certain benefit plans sponsored by The Limited ("THE LIMITED PLANS").

          (b) The costs payable by Abercrombie & Fitch for Services relating to employee plans and benefit arrangements ("BENEFITS SERVICES") shall be determined and, to the extent specified in Schedule I, billed as set forth on
Schedule I. It is the express intent of the parties that Service Costs relating to the administration of Abercrombie & Fitch employee plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR ss.2550.408c-2.

          (c) The Limited and Abercrombie & Fitch agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with The Limited Plans.

         SECTION 3.05. Invoicing and Settlement of Costs. (a) The Limited will invoice or notify Abercrombie & Fitch on a monthly basis (not later than the tenth day of each month), in a manner substantially consistent with the billing practices used in connection with services provided to the Abercrombie & Fitch Entities prior to the Effective Date (except as otherwise agreed), of the Service Costs. In connection with the invoicing described in this Section 3.05(a), The Limited will provide to Abercrombie & Fitch the same billing data and level of detail as it customarily provided to the Abercrombie & Fitch Entities prior to the Effective Date and such other data as may be reasonably requested by Abercrombie & Fitch.

          (b) Abercrombie & Fitch agrees to pay on or before 30 days after the date on which The Limited invoices or notifies Abercrombie & Fitch of the Service Costs (or the next Business Day, if such day is not a Business Day) (each, a "PAYMENT DATE") by wire transfer of immediately available funds payable to the order of The Limited all amounts invoiced by The Limited pursuant to this
Section 3.05(a) during the preceding calendar month. If Abercrombie & Fitch fails to pay any monthly payment within 30 days of the relevant Payment Date, Abercrombie & Fitch shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the prime, or best, rate announced by Banc One Corp. compounded monthly from the relevant Payment Date through the date of payment.


                                    ARTICLE 4
                                  THE SERVICES

         SECTION 4.01. General Standard of Service. Except as otherwise agreed with Abercrombie & Fitch or described in this Agreement, and provided that The Limited is not restricted by contract with third parties or by applicable law, The Limited agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which The Limited provides from time to time throughout its businesses. The Limited shall use its reasonable efforts to ensure that the nature and quality of Services provided to Abercrombie & Fitch associates either by The Limited directly or through administrators under contract shall be undifferentiated as compared with the same services provided to or on behalf of The Limited associates under The Limited Plans. Subject to The Limited's express obligations under this Agreement, the management of and control over the provision of the Services shall reside solely with The Limited. Without limiting the generality of the foregoing, all labor matters relating to associates of The Limited and its Subsidiaries (including, without limitation, associates involved in the provision of Services to Abercrombie & Fitch) shall be within the exclusive control of The Limited, and Abercrombie & Fitch and its Subsidiaries shall not take any action affecting such matters.

         SECTION 4.02. Delegation. Subject to Section 4.01 above, Abercrombie & Fitch hereby delegates to The Limited final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which Abercrombie & Fitch has elected to participate and which are administered by The Limited under this Agreement (collectively, "EMPLOYEE WELFARE PLANS"). The Limited may further delegate such authority to plan administrators to:

                  (i) provide administrative and other services;

                  (ii) reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

                  (iii) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The plan administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

                  (iv) notify the claimant in writing of its decision on review.

         SECTION 4.03. Limitation of Liability. (a) Abercrombie & Fitch agrees that none of the Limited Entities and their respective directors, officers, agents, and employees (each, a "LIMITED INDEMNIFIED PERSON") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Abercrombie & Fitch Entity or any other Person for or in connection with the Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

          (b) None of the Limited Entities shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform The Limited's obligations under this Agreement. This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith; (ii) to claims for lost profits; (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise; and (iv) regardless of whether such damages are foreseeable or whether The Limited has been advised of the possibility of such damages.

          (c) None of the Limited Entities shall have any liability to any Abercrombie & Fitch Entity or any other Person for failure to perform The Limited's obligations under this Agreement or otherwise, where (i) such failure to perform is not caused by the gross negligence or wilful misconduct of the Limited Entity providing such Services and (ii) such failure to perform similarly affects the Limited Entities receiving such Services and does not have a disproportionately adverse effect on the Abercrombie & Fitch Entities, taken as a whole.

          (d) In addition to the foregoing, Abercrombie & Fitch agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of the other Abercrombie & Fitch Entities, whether direct or indirect, due to, resulting from or arising in connection with any failure by The Limited to comply fully with its obligations under this Agreement.

         (e) Notwithstanding the foregoing provisions of this Section 4.03, in the event of a substantial and continuing failure on the part of The Limited to provide or procure any material Services, where such failure is reasonably expected to have a material adverse effect on Abercrombie & Fitch and its Subsidiaries, considered as a whole, Abercrombie & Fitch shall be entitled to seek specific performance to cause The Limited to provide or procure such Services.

         SECTION 4.04. Indemnification of The Limited by Abercrombie & Fitch. Abercrombie & Fitch agrees to indemnify and hold harmless each Limited Indemnified Person from and against any damages, and to reimburse each Limited Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Limited Indemnified Person is a party (collectively, "ACTIONS"), arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that Abercrombie & Fitch will not be responsible for any damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above (it being understood and agreed that the provision by any Limited Entity of any of the Services contemplated by Schedule II hereof without obtaining the consent of any party to any contract or agreement to which any Limited Entity is a party as of the date hereof shall not constitute gross negligence or wilful misconduct by any Limited Entity; provided that the relevant Limited Entity has used commercially reasonable efforts to obtain the relevant consent).

         SECTION 4.05. Indemnification of Abercrombie & Fitch by The Limited. The Limited agrees to indemnify and hold harmless the Abercrombie & Fitch Entities and their respective directors, officers, agents, and employees (each, a "ABERCROMBIE & FITCH INDEMNIFIED PERSON") from and against any damages, and will reimburse each Abercrombie & Fitch Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

         SECTION 4.06. Further Indemnification. To the extent that any other Person has agreed to indemnify any Limited Indemnified Person or to hold a Limited Indemnified Person harmless and such Person provides services to The Limited or any affiliate of The Limited relating directly or indirectly to any employee plan or benefit arrangement for which Benefit Services are provided under this Agreement, The Limited will exercise reasonable efforts (a) to make such agreement applicable to any Abercrombie & Fitch Indemnified Person so that each Abercrombie & Fitch Indemnified Person is held harmless or indemnified to the same extent as any Limited Indemnified Person or (b) otherwise make available to each Abercrombie & Fitch Indemnified Person the benefits of such agreement.

         SECTION 4.07. Notice of Certain Matters. If Abercrombie & Fitch at any time believes that The Limited is not in full compliance with its obligations under Section 4.01 of this Agreement, Abercrombie & Fitch shall so notify The Limited in writing promptly (but not later than 30 days) after becoming aware of such possible non-compliance by The Limited. Such notice (a "Non-Compliance Notice") shall set forth in reasonable detail the basis for Abercrombie & Fitch's belief as well as Abercrombie & Fitch's view as to the steps to be taken by The Limited to address the possible non-compliance. For the 30 days after receipt of such a notice, appropriate representatives of The Limited and Abercrombie & Fitch shall work in good faith to develop a plan to resolve the matters referred to in the Non-Compliance Notice. In the event such matters are not resolved through such discussions, Abercrombie & Fitch may elect to terminate The Limited's obligation to provide or procure, and its obligation to purchase, the Service or Services referred to in its Non-Compliance Notice in accordance with Section 5.02. In the event such matters are resolved through such discussions and Abercrombie & Fitch does not elect to terminate such Service or Services within 60 days of the end of the 30-day period referred to in the third sentence of this Section 4.07, Abercrombie & Fitch shall not be entitled to deliver another NonCompliance Notice or pursue other remedies with respect to same or any substantially similar matter so long as The Limited complies in all material respects with the terms of such resolution. In no event shall any termination of this Agreement pursuant to this Section 4.07 limit or affect Abercrombie & Fitch's right to seek remedies in accordance with Section
7.10 in respect of any breach by The Limited of any of its obligations under this Agreement prior to such termination.

                                    ARTICLE 5
                              TERM AND TERMINATION

         SECTION 5.01. Term. Except as otherwise provided in this Article 5, in
Section 7.05 or as otherwise agreed in writing by the parties, (a) this Agreement shall have a term of three years from the Effective Date and (b) The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, a Service shall cease as of the applicable date set forth in the applicable Schedules or such earlier date determined in accordance with Section 5.02.

         SECTION 5.02. Termination. (a) Abercrombie & Fitch may (i) from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 30 days' prior notice to The Limited or
(ii) terminate this Agreement at any time upon 30 days' written notice.

          (b) The Limited may terminate any Service at any time if Abercrombie & Fitch shall have failed to perform any of its material obligations under this Agreement relating to any such Service, The Limited has notified Abercrombie & Fitch in writing of such failure and such failure shall have continued for a period of 30 days after receipt of Abercrombie & Fitch of written notice of such failure.

          (c) Abercrombie & Fitch may terminate any Service at any time if The Limited shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Abercrombie & Fitch has notified The Limited in writing of such failure, and such failure shall have continued for a period of 30 days after receipt by The Limited of written notice of such failure.

         SECTION 5.03. Effect of Termination. (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, and upon termination of this Agreement in accordance with its terms, The Limited will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Abercrombie & Fitch will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that notwithstanding such termination, (i) Abercrombie & Fitch shall remain liable to The Limited for fees owed and payable in respect of Services provided prior to the effective date of the termination; (ii) The Limited shall continue to charge Abercrombie & Fitch for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and Abercrombie & Fitch shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles 4, 5, 6 and 7 shall survive any such termination indefinitely. All program and administrative costs attributable to associates of any of the Abercrombie & Fitch Entities for The Limited Plans that relate to any period after the effective date of any such termination shall be for the account of Abercrombie & Fitch.

         (b) Following termination of this Agreement with respect to any Service, The Limited and Abercrombie & Fitch agree to cooperate in providing for an orderly transition of such Service to Abercrombie & Fitch or to a successor service provider. Without limiting the foregoing, The Limited agrees to (i) provide, within 30 days of the termination, copies in a format designated by The Limited, of all records relating directly or indirectly to benefit determinations of Abercrombie & Fitch associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with Abercrombie & Fitch in developing a transition schedule.



                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Confidential Information. (a) Abercrombie & Fitch and The Limited hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of such other party's Subsidiaries. Without limiting the generality of the foregoing, Confidential Information relating to a party or any of its Subsidiaries shall be disclosed only to those associates of the other party who need to know such information in connection with their ordinary course employment activities and in no event shall any such Confidential Information be disclosed to any other Person. "CONFIDENTIAL INFORMATION" shall mean all information, materials and processes relating to a party or any Subsidiary of such party obtained by the other party or any Subsidiary of such other party at any time (whether prior to or after the date hereof and whether in connection with this Agreement or otherwise) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to associates, vendors, customers, products, fashion, design, stores, financial performance and projections, processes, strategies, systems and real estate, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this
Section 6.01, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential and (iii) information acquired or developed independently by a party without violating this Section
6.01 or any other confidentiality agreement with the other party. Notwithstanding any provision of this Section 6.01 to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under law or the rules of a securities exchange; provided that the disclosing party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 6.01 and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach or threatened breach of this Section 6.01.


         (b) Notwithstanding the provisions of Section 6.01(a), upon a Change of Control, Abercrombie & Fitch shall (i) promptly (but in no event later than 30 days after the occurrence of such Change of Control) return to The Limited or destroy all Confidential Information in its possession (or that of any of its Subsidiaries) relating to The Limited or any of its Subsidiaries, (ii) no longer be permitted to use such Confidential Information in its business or operations (or the business or operations of any of its Subsidiaries) and (iii) promptly (but in no event later than 30 days after the occurrence of such Change of Control) deliver a written certificate to The Limited executed by Abercrombie & Fitch's Chief Executive Officer expressly acknowledging the obligations set forth in clauses (i) and (ii) of this sentence and certifying that Abercrombie & Fitch has and will continue to adhere to such requirements.

         SECTION 6.02. Associate Matters. For so long as any operations of Abercrombie & Fitch or of any of its Subsidiaries are located in any of The Limited's facilities and for one year thereafter, each of The Limited and Abercrombie & Fitch agrees that (without the prior written consent of the other) it will not, and will cause each of its Subsidiaries not to, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any associate of the other party (or any of its Subsidiaries) to leave employment with his or her then-current employer or (ii) employ any exempt or salaried associate of the other party (or any of its Subsidiaries) other than any such associates who were assigned solely to a single store location.

         SECTION 6.03. Financial Support Arrangements. (a) Abercrombie & Fitch agrees to cooperate reasonably with any efforts undertaken by The Limited or any of its Subsidiaries intended to release The Limited and its Subsidiaries from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements maintained as of the date hereof by The Limited or any of its Subsidiaries in connection with the business or operations of Abercrombie & Fitch or any of its Subsidiaries (collectively, the "FINANCIAL SUPPORT ARRANGEMENTS").

          (b) If, after the date hereof, (i) any amounts are drawn on or paid under any Financial Support Arrangement by The Limited or any of its Subsidiaries or (ii) The Limited or any of its Subsidiaries pays any fees, costs or expenses relating to any Financial Support Arrangement, Abercrombie & Fitch shall reimburse The Limited for such amounts promptly after receipt from The Limited of notice thereof accompanied by written evidence of the underlying payment obligation.

         (c) Abercrombie & Fitch will not, and will not permit any of its Subsidiaries to, take any action (including, without limitation, entering into any agreement that could result in a Change of Control) that could materially and adversely affect the ability of Abercrombie & Fitch to satisfy its obligations under any material contract, agreement or arrangement in respect of which a Financial Support Arrangement is in place unless, prior to the taking of such action, appropriate provision is made such that, in the reasonable judgment of The Limited, The Limited's exposure under any Financial Support Arrangement is not materially increased as a result of the taking of any such action.

         SECTION 6.04. Insurance Matters. (a) From and after the date of this Agreement, The Limited shall not, and shall cause each of its Subsidiaries not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the assets, liabilities, business or employees of Abercrombie & Fitch or any Subsidiary of Abercrombie & Fitch with respect to events occurring prior to the Effective Date ("APPLICABLE INSURANCE"), it being understood that in no event shall The Limited or any Subsidiary of The Limited be obligated to pay premiums with respect to periods after the Effective Date in respect of Applicable Insurance.

          (b) The Limited agrees that, from and after the Effective Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business or employees of Abercrombie & Fitch or any Subsidiary of Abercrombie & Fitch shall be for the benefit of Abercrombie & Fitch and the Subsidiaries of Abercrombie & Fitch, it being understood that such Applicable Insurance shall also be for the benefit of The Limited and its Subsidiaries to the extent directly or indirectly applicable to any assets, liabilities, business or employees of The Limited or any of its Subsidiaries. Without limiting the generality of the foregoing, from and after the Effective Date and upon Abercrombie & Fitch's reasonable request, The Limited shall use its reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements so that Abercrombie & Fitch is the direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided that, if the modifications, amendments or assignments contemplated by this Section 6.04(b) are not permissible, The Limited shall, and shall cause each of its Subsidiaries to, use its reasonable efforts to enter into such other arrangements as Abercrombie & Fitch may reasonably request to ensure that Abercrombie & Fitch and the Subsidiaries of Abercrombie & Fitch are entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.



                                    ARTICLE 7
                                  MISCELLANEOUS

         SECTION 7.01. Prior Agreements. In the event there is any conflict between the provisions of this Agreement, on the one hand, and provisions of prior services agreements among any Limited Entity and any of the Abercrombie & Fitch businesses (the "PRIOR AGREEMENTS"), on the other hand, the provisions of this Agreement shall govern and such provisions in the Prior Agreements are deemed to be amended so as to conform with this Agreement.

         SECTION 7.02. Future Litigation and Other Proceedings. In the event that Abercrombie & Fitch (or any of its Subsidiaries or any of its or their officers or directors) or The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its Subsidiaries and its and their officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that Abercrombie & Fitch (or any of its Subsidiaries or any of its or their officers or directors) and The Limited (or any of its Subsidiaries or any of its or their officers or directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

         SECTION 7.03. No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

         SECTION 7.04. Subcontractors. The Limited may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided that, subject to Section 4.03, The Limited will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Abercrombie & Fitch.

         SECTION 7.05. Force Majeure. (a) For purposes of this Section, "FORCE MAJEURE" means an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.

          (b) Without limiting the generality of Section 4.03(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided that such party shall have exercised all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder.

          (c) Promptly on becoming aware of force majeure causing a delay in performance or preventing performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, estimated continuing effects of such force majeure on the obligations of the party whose performance is prevented or delayed. If such notice shall have been duly given, and actual delay resulting from such force majeure shall be deemed not to be a breach of this Agreement, and the period for performance of the obligation to which it relates shall be extended accordingly; provided that if force majeure results in the performance of a party being delayed by more than 60 days, the other party shall have the right to terminate this Agreement with respect to any Service effected by such delay forthwith by written notice.

         SECTION 7.06. Entire Agreement. This Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 7.07. Information. Subject to applicable law and privileges, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

         SECTION 7.08. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

          (a)   If to Abercrombie & Fitch, to:

                  Abercrombie & Fitch Co.
                  Four Limited Parkway
                  Reynoldsburg, OH 43068
                  Attention: Seth R. Johnson
                  Fax: 614-577-6950

          (b) If to The Limited, to:

                  The Limited, Inc.
                  Three Limited Parkway
                  Columbus, OH 43230
                  Attention: Samuel P. Fried

                  Fax:  614-415-7199

                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY 10017
                  Attention: David L. Caplan
                  Fax:  212-450-4800

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

         SECTION 7.09. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Delaware.

         SECTION 7.10. Dispute Resolution. Subject to Sections 4.03(e), 6.01 and 6.02, the parties hereto agree that any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration. The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party. If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by the party to the other party, the matter shall be submitted to arbitration. Each party shall select one arbitrator, and the two arbitrators so appointed shall select a third arbitrator. In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association. The decision of two of the three arbitrators so appointed shall be conclusive and binding upon the parties to this Agreement. Any such arbitration shall be held in Columbus, Ohio under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association. Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the parties.

         SECTION 7.11. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 7.12. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         SECTION 7.13. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

         SECTION 7.14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

         SECTION 7.15. Services to The Limited. Abercrombie & Fitch agrees to permit the Limited Entities to use the trademarks and service marks owned by the Abercrombie & Fitch Entities at no cost to any Limited Entity in The Limited's annual reports to shareholders for fiscal years 1997 and 1998 and publicity materials and for other similar purposes through the end of fiscal year 1998.

         SECTION 7.16. Termination of Old Services Agreement. Effective as of the date hereof, The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, services under the Old Services Agreement shall terminate automatically without any further action by any party.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                ABERCROMBIE & FITCH CO.


                                By:
                                   ----------------------------------
                                   Name:
                                   Title:



                                THE LIMITED, INC.


                                By:
                                   ----------------------------------
                                   Name:
                                   Title:

               HUMAN RESOURCES AND BENEFITS SERVICES - SCHEDULE I

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate three months after the Effective Date.


SERVICE                                                  BILLING METHODOLOGY
-------                                                  -------------------

MEDICAL/DENTAL PROGRAMS

Benefits/Claims                                          Customary Billing
---------------

O    CLAIMS COSTS FOR ABERCROMBIE & FITCH ASSOCIATES
     PARTICIPATING IN THE FOLLOWING LIMITED PLANS AND
     PROGRAMS:
     O   MEDICAL PLAN
     O   SHORT TERM DISABILITY PLAN
     O   PRESCRIPTION DRUG PLAN
     O   DENTAL PLAN

ADMINISTRATION                                           Customary Billing
--------------
O    ADMINISTRATION OF ABOVE ABERCROMBIE & FITCH
     PLANS AND PROGRAMS, INCLUDING
     O   MAINTENANCE OF ELIGIBILITY FILES UPON
         ABERCROMBIE & FITCH'S NOTIFICATION OF STATUS
         CHANGES
     O   CLAIM ADJUDICATION UNDER THE TERMS OF
         APPLICABLE PLANS
     O   MAINTENANCE OF TOLL-FREE TELEPHONE LINES FOR
         INQUIRIES, ETC.
     O   SUPPORT SERVICES (INTERNAL AND EXTERNAL,
         INCLUDING COBRA)

PARTICIPANT CONTRIBUTIONS
-------------------------
O    PARTICIPANT CONTRIBUTIONS FOR DEDUCTIONS ABOVE      Participant Payroll
     PLANS OR DIRECT BILL TO ASSOCIATES/RETIREES

OTHER BENEFIT PLANS

LIFE INSURANCE                                           Customary Billing
--------------
O    LIFE INSURANCE FOR ABERCROMBIE & FITCH
     ASSOCIATES (INCLUDING ACCIDENTAL DEATH AND
     DISMEMBERMENT)

SERVICE                                                  BILLING METHODOLOGY
-------                                                  -------------------

SAVINGS/RETIREMENT PLANS
------------------------
O    COMPANY MATCH/RETIREMENT CONTRIBUTION               Customary Billing
O    PARTICIPANT CONTRIBUTIONS                           Payroll Deduction

LONG-TERM DISABILITY PLANS
--------------------------
O    EMPLOYER CONTRIBUTIONS                              Customary Billing
O    ASSOCIATE CONTRIBUTIONS                             Payroll Deduction


OTHER BENEFIT SUPPORT SERVICES                           Customary Billing

O    AUDIT, LEGAL, ACTUARIAL FEES AND RELATED
     RECOVERIES

O    PAYROLL SUPPORT OF BENEFITS ADMINISTRATION
     (INSURANCE, SAVINGS, OTHER BENEFIT PLANS AND
     STATUTORY REQUIREMENTS)

EMPLOYEE STOCK PURCHASE PROGRAM                          CUSTOMARY BILLING

O    PAYROLL SERVICES

                  INFORMATION TECHNOLOGY SERVICE - SCHEDULE II

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate on the first anniversary of the Effective Date. The costs for the services on this Schedule shall be billed using the Customary Billing method.

DATA CENTER SERVICES

Computing services consistent with services provided to Abercrombie & Fitch in the past, including:

o    providing the following operating environments:

     o   MVS environment at or above the current release of MVS SP6.0.3

     o Hardware environment to execute the MVS operating system described above

     o IBM CICS environments for Test and Production applications at or above the current release of 2.1 and 4.1, respectively

o    providing the following software:

     o   IBM DB/2, Version 5.1

     o   IBM TSO/ISPF, release 4.4

     o   IBM VSAM and IDCAMS software

     o   IBM ADDCOM (ADCS), NDM and GIX for store polling support

     o   Compuware File-Aid software, release 8.0.1

     o   SAS Institute Base SAS, release 6.09

o    Maintain scheduling software to run the production job streams.

o    Balance job streams as a means of controlling production applications.

o    Maintain current print distribution by DC4 operations.

o    Provide monitoring reports for Abercrombie & Fitch I.T. management.

o    Provide data transmission to other entities. ( e.g., banks).

o    Maintain the Abercrombie & Fitch Polling modems in the DC1 data center.

o    Maintain hardware for tape and DASD support.

o Maintain current connectivity to the SNA network at the Abercrombie & Fitch offices in Reynoldsburg.

o    Sufficient spool capacity for reports to laser and impact printers.

o Maintain storage libraries for Abercrombie & Fitch to store Test and Production source code and object code, including ADCSLIB, ASM, COBOL, CNTL, PROCLIB, COPYLIB, MAPLIB, PARMLIB, SAS, VSAM and DOC libraries.

YEAR 2000 SERVICES

o Maintain a testing environment consistent with other Limited Inc. businesses for compliance testing of MVS systems.

o Allow Abercrombie & Fitch to complete work under the Limited Project Management Office towards meeting ITAA standards for Year 2000.

TECHNICAL SERVICES

o    Technical support for physical data in DB/2 and VSAM.

o    Technical support for SNA and VTAM.

o    Technical support for system usage. ( i.e. new users, RACF ID's).

TELECOMMUNICATIONS SERVICES

o    Provide move/add/change services to Reynoldsburg offices

o    Maintain telecom switch and connections to Ameritech and MCI.

POINT-OF-SALE HELP DESK SERVICES

o Provide the current point-of-sale help desk support from Limited stores at or above current levels.

TRANSITION SERVICES

o The Limited EOC will provide technical services ("TRANSITION SERVICES") to assist Abercrombie & Fitch to move to another Data Center upon the termination of the period (the "SERVICE PERIOD") during which The Limited is obligated to provide or procure the other services contemplated by this Schedule. These Transition Services will entail consulting with Abercrombie & Fitch technical services staff concerning the hardware and operating system environment in use at the EOC, but will not include any Services not specifically contemplated in this or the following six paragraphs. Without limiting the generality of the foregoing, Transition Services will not include configuration, tailoring or tuning of the environment at any new Abercrombie & Fitch Data Center.

o Copies of all Abercrombie data, both current and all available historical, will be made available to complete a transition. This data will be provided in magnetic tape format (or such other format compatible with devices in use at the EOC as Abercrombie & Fitch reasonably requests).

o Copies of all applications software directly licensed to Abercrombie & Fitch will also be made available to complete a transition, consistent with any license agreements governing use of that software. These programs include any and all application software and utilities licensed directly to Abercrombie & Fitch and used to operate its production and test systems. Applications and operating system software licensed to The Limited or any of its affiliates and made available to or used for the benefit of Abercrombie & Fitch under this Schedule II will not be available for Abercrombie & Fitch's use unless the applicable licensor consents. Abercrombie & Fitch acknowledges that, when obtainable, such consent often is contingent upon payment of a licensing charge (which shall be the sole responsibility of Abercrombie & Fitch).


o Where applicable, technically feasible and contractually permissible, upon request Abercrombie data and directly-licensed software may be electronically transmitted to Abercrombie & Fitch's data center in lieu of magnetic tape or other media transfer.

o. Abercrombie-owned polling modems currently at the EOC data center will be transferred to the new data center for continuation of communications at the end of the Service Period. At the end of the Service Period, polling modems not owned by Abercrombie & Fitch but used for the benefit of Abercrombie & Fitch will be made available to Abercrombie & Fitch for purchase at net book value at the end of the Service Period (with net book value to be calculated in accordance with generally accepted accounting principles applied consistently with the manner in which they are currently applied).

o Network systems hardware owned by Abercrombie & Fitch and all other "downstream" communications hardware owned by Abercrombie & Fitch will remain assets of Abercrombie & Fitch.

o All telecommunications hardware used exclusively in connection with Abercrombie & Fitch's business will be acquired by Abercrombie & Fitch at the end of the Service Period. The purchase price to be paid by Abercrombie & Fitch for such hardware will be the net book value of the hardware at the end of the Service Period (with net book value to be calculated in accordance with generally accepted accounting principles applied consistently with the manner in which they are currently applied).

     DISTRIBUTION CENTER, TRANSPORTATION, ENGINEERING AND RELATED SERVICES -
                                  SCHEDULE III

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate on the third anniversary of the Effective Date. The costs for the services on this Schedule shall be billed using the Customary Billing method, except as otherwise indicated.

DISTRIBUTION AND STORAGE SERVICES

Distribution and storage services will include receiving, handling, processing, storing and shipping Abercrombie & Fitch merchandise as well as other goods and materials to the extent reasonably related to Abercrombie & Fitch merchandise. Procedures will be maintained to ensure process accountability, inventory control, quality inspection, store-ready preparation or other special handling services on the terms, subject to the conditions and on the basis contemplated by this Agreement. Abercrombie & Fitch agrees that The Limited, including Limited Distribution Services, Inc. ("LDS"), may from time to time modify its procedures and processes, subject to the terms of this Agreement.

Without limiting the generality of the foregoing, specific services to be performed by LDS include:

o Cycle count warehoused merchandise with the goal of cycling through the Abercrombie & Fitch merchandise once each quarter.

o New store merchandise to be sensor-tagged by the distribution center prior to shipment.

o Magazine merchandise to be poly-bagged by the distribution center prior to shipment.

LDS will operate and maintain the facilities, distribution processing, information systems and distribution related equipment (including safeguarding the facilities and their contents), and provide a dedicated management staff and work force, to the extent necessary to perform the services contemplated by this Schedule on the terms, subject to the conditions and on the basis set forth in this Agreement.

LDS may, at its discretion, make use of any facilities at its disposal in addition to the primary Abercrombie & Fitch distribution site to perform the foregoing services, provided that the required service levels are maintained. It is understood that the associates, methods, systems, equipment and facilities of LDS shall at all times be under LDS' exclusive direction and control.

TRANSPORTATION SERVICES

LDS will provide all shipping and transportation services and support as follows: inbound and outbound shipping consolidation, international and domestic freight forwarding, consolidation, CFS, transportation and store delivery services through third party providers, and related management and administration of these activities.

Abercrombie & Fitch agrees to timely communicate with LDS regarding business plans which may impact LDS' ability to perform such services, including global production plans, store distributions strategies, or significant changes in requirements.

On the terms and subject to the conditions set forth in this Agreement, LDS will provide Abercrombie & Fitch access to The Limited Inc. Freight Tracking System (LIFTS). Any future improvements to the system which benefit other businesses served by LDS will be made available to Abercrombie & Fitch on the same basis as they are made available to such other businesses. Abercrombie & Fitch will continue to provide purchase order uploads to the LIFTS system and agrees to cooperate with LDS in efforts to improve the system, provided no substantial expense or investment will be required of Abercrombie & Fitch.

SUPPLIES

The current procedure of tracking Abercrombie & Fitch supply purchases through purchase orders to remain in effect.

ENGINEERING SERVICES

The following services will be provided by LDS Engineering for the design and construction of offices and distribution centers:

o     Requirements analysis and validation

o     Schematic design and space or operation layout

o     Cost estimating

o     Engineering



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

o     Production of construction documents (drawing and specification)

o     Solicitation and evaluation of competitive bids

o     Purchasing, delivery, and implementation

o     Project scheduling and management

o     Project cost tracking and reporting

o     Moving and start up assistance

FIXTURES

o It is understood that the Abercrombie & Fitch Distribution Center is scheduled to relocate from its current facility to an other facility owned by The Limited, with such relocation to be effected on or prior to September 1, 1998. In connection with such relocation, The Limited will purchase on Abercrombie & Fitch's behalf (with Abercrombie & Fitch to reimburse The Limited promptly for all such purchases) hangers, racks and other equipment (the "Distribution Center Equipment") required to operate such new Distribution Center in the manner agreed by Abercrombie & Fitch and The Limited prior to the date hereof. It is understood that the cost of such hangers, racks and other equipment is expected to be approximately $8.3 million in the aggregate (of which (i) $4.8 million will be payable for hangers, racks and other equipment currently expected to be required to meet Abercrombie & Fitch's needs in the Fall of 1998 and (ii) $3.5 million will be payable for hangers, racks and other equipment currently expected to be required to meet Abercrombie & Fitch's needs in the Spring of 1998, it being understood that the amounts referred to in clause (ii) are subject to adjustment during the Fall of 1998 in a manner mutually satisfactory to The Limited and Abercrombie & Fitch based on Abercrombie & Fitch's then-current business plan).

o Any Distribution Center Equipment which is not purchased by The Limited shall be dismantled and removed from the leased Distribution Center premises by Abercrombie & Fitch at its sole cost upon the termination of its occupancy of such premises.

o Except for the arrangements with respect to the Distribution Center Equipment set forth above, all further capital improvements to the Distribution Center shall be the sole responsibility of Abercrombie & Fitch.


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o     In the event of a Change of Control involving a Person which competes with any current business of The Limited or any of its Subsidiaries, The
      Limited and Abercrombie & Fitch will work in good faith and use their reasonable best efforts to develop a plan whereby Abercrombie & Fitch relocates from any facilities owned by The Limited as promptly after the Change of Control as is reasonably practicable.







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

                      STORE PLANNING SERVICES - SCHEDULE IV

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate on the first anniversary of the Effective Date. The Limited and Abercrombie & Fitch agree that the capitalized construction costs for the services described in this Schedule shall be billed upon the completion of the construction of a store, and that Abercrombie & Fitch shall pay such costs for each store within 30 days after the opening of such store. Costs for services other than capitalized construction costs shall be billed in accordance with the Customary Billing Methodology.


STORE PLANNING SERVICES TO BE PROVIDED BY LIMITED           BILLING METHODOLOGY
STORE PLANNING

Limited Store Planning, Inc. ("LSP") will provide the       Customary Billing
following services to Abercrombie & Fitch for Abercrombie & Fitch stores to be opened or remodeled in 1998:

o    Initial design of space

o Production of architectural and mechanical drawings of the store design

o    Construction of store to drawing specifications

o    Purchasing, shipment, and installation of materials

o Project management and accumulation of capital costs

o Assisting Abercrombie & Fitch as necessary in the transition of responsibility from LSP to Abercrombie & Fitch, including the transfer of following:

     o   Store design plans

     o   Project management software

     o Information pertaining to contractors, suppliers, and other non-Limited resources used in the design and construction of Abercrombie & Fitch stores

                        REAL ESTATE SERVICES - SCHEDULE V

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate on the first anniversary of the Effective Date. The costs for the services on this Schedule shall be billed using the Customary Billing method.

REAL ESTATE SERVICES TO BE PROVIDED BY LIMITED REAL ESTATE

Limited Real Estate ("LRE") will provide the following services to Abercrombie &
Fitch:

o Complete necessary deal follow-up and legal work for all deals in process at the Effective Date.

o     Provide Abercrombie & Fitch with the following:

      o Leasing files, center maps, leasing plans and contact person information for:

            o     all existing Abercrombie & Fitch locations.

            o     the top 600 centers.

            o     premier specialty centers.

      o The Limited's list of developers, corporate offices, contacts, phone numbers, etc.

      o Copies of PCR's and ROA's for all existing and approved Abercrombie & Fitch deals.

      o Copies, including disc copies, if applicable, of existing form leases with developers and Limited form leases.

      o     Copies of all Abercrombie & Fitch leases.

      o Current version of the in-house developed real estate system and data.

o Allow Abercrombie & Fitch to participate in the consolidated utility management system related to deregulation.


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

                            TAX SERVICES- SCHEDULE VI

         The Limited's obligation to provide or procure, and Abercrombie & Fitch's obligation to purchase, the services described in this Schedule shall terminate no later than the filing due date for the income tax returns of Abercrombie & Fitch for fiscal year 1998. The costs for the services on this Schedule shall be billed using the Customary Billing method.

The Limited will:

o provide assistance and coordinate with outside tax accountants and professional as is reasonably necessary for the preparation and filing of the following income tax returns of Abercrombie & Fitch:

    o federal consolidated income tax returns for the tax periods ending on or before January 30, 1999.

    o combined and separate state income or franchise tax returns for tax periods ending on or before January 30, 1999.

o assist Abercrombie & Fitch in preparing tax packages and determining the amount of estimated income tax installments for the federal and state income taxes for the tax periods described above.

o assist Abercrombie & Fitch to the extent necessary in the transition of tax responsibility from The Limited to Abercrombie &Fitch, by

    o providing access to various tax resources of The Limited, including tax library, tax software and tax personnel;

    o allowing a designated Abercrombie & Fitch person to observe, learn and participate in the planning, preparation and filing of Abercrombie &Fitch income tax returns described above; and

    o providing tax planning services regarding Abercrombie & Fitch's income taxes for the tax periods described above.